                                                                     EXHIBIT 5.1






                                                 May 17, 2002


Transworld Healthcare, Inc.
555 Madison Avenue
New York, New York 10022


Ladies and Gentlemen:

                  We have acted as counsel to Transworld Healthcare, Inc., a New York corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-4 (Registration No. 333-87304) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), registering 7,773,660 shares of the Company's Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), and 10,137,137 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"). All of such 7,773,660 shares of Series A Preferred Stock are to be issued pursuant to that certain Master Reorganization Agreement, dated as of April 24, 2002, as amended on May 16, 2002, among the Company, Allied
Healthcare Group Limited, Transworld Healthcare (UK) Limited and the Investors named therein (the "Reorganization Agreement"). Of the 10,137,137 shares of Common Stock, 2,363,477 shares are to be issued pursuant to the Reorganization Agreement and 7,773,660 shares are issuable upon conversion of the Series A Preferred Stock. The shares of Series A Preferred Stock and Common Stock to be issued pursuant to the Reorganization Agreement are referred to herein as the "Reorganization Shares" and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock are referred to herein as the "Conversion Shares."

                  In connection with the foregoing, we have examined originals or copies, satisfactory to us, of such corporate records and of such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to such opinion, we have, without independent investigation, relied on certificates of public officials and certificates of officers or other representatives of the Company.

                  Based upon the foregoing and subject to the other limitations set forth herein, we are of the opinion that:

                                    (i) the Reorganization Shares, when issued
                  in accordance with the terms of the Reorganization Agreement, will be validly issued, fully paid and non-assessable; and

                                    (ii) the Conversion Shares, when issued in
                  accordance with the certificate of amendment to the certificate of incorporation of the Company setting forth the voting powers, designations, preferences and rights of the Series A Preferred Stock, and assuming no change in applicable law or facts between the date of this opinion and the date of the conversion of the Series A Preferred Stock into shares of Common Stock, will be validly issued, fully paid and non-assessable.

                  In giving the opinion in paragraph (i) above, we have the assumed that the shares of Series A Preferred Stock to be issued pursuant to the Reorganization Agreement will not be issued until the shareholders of the Company shall have approved an amendment to the Company's certificate of incorporation which increases the number of authorized shares of preferred stock, par value $0.01 per share, from 2,000,000 to 10,000,000 and a certificate of amendment to the certificate of incorporation of the Company setting forth the voting powers, designations, preferences and rights of the Series A Preferred Stock in the form included in the proxy statement/prospectus that forms a part of the Registration Statement shall have been filed with the Secretary of State of the State of New York.

                  In rendering the foregoing opinion, our examination of matters of law has been limited to the laws of the state of New York and the federal laws of the United States of America.

                  We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. This opinion may not be relied upon or furnished to any other person except the addressee hereof without the express written consent of this firm.

                  We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the proxy statement/prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations thereunder or that we are "experts" within the meaning of such act, rules and regulations.



                                Very truly yours,




                                /s/ Brown Raysman Millstein Felder & Steiner LLP